                                            Filed Pursuant to Rule 424(b)(5)
                                                  Registration No. 333-41823

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 18, 1997)

                                  $50,000,000
                         (SOUTHTRUST CORPORATION LOGO)

                         8% SUBORDINATED NOTES DUE 2014
                             ----------------------
     This prospectus supplement and the attached prospectus describe the $50,000,000 SouthTrust Corporation 8% Subordinated Notes due 2014. We will pay interest on the notes monthly in arrears on the 15th day of each month, with the first interest payment on October 15, 1999. The notes will mature on September 15, 2014 and are redeemable by us semi-annually, in whole or in part, on and after September 15, 2003 upon 30 days' notice.

     The notes are unsecured and subordinated in right of payment to all of our other present or future senior indebtedness. The notes will be issued only in denominations of $1,000.

     We do not intend to list the notes on any securities exchange.
                             ----------------------

                                                                   PER NOTE                  TOTAL
                                                                   --------                  -----
Public offering price(1)..................................           100%                 $50,000,000
Underwriting discount.....................................          2.375%                $ 1,187,500
Proceeds, before expenses, to Southtrust Corporation......         97.625%                $48,812,500

---------------
(1) Plus accrued interest from September 15, 1999, if settlement occurs after that date
                             ----------------------
     THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK. THE NOTES ARE NOT GUARANTEED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------
     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about September 15, 1999.
                             ---------------------
MERRILL LYNCH & CO.
               SOUTHTRUST SECURITIES INC.
                              J.C. BRADFORD & CO.
                                          THE ROBINSON-HUMPHREY COMPANY
                                                     SALOMON SMITH BARNEY
                             ---------------------
          The date of this prospectus supplement is September 1, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                      PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................   S-3
Description of the Notes....................................   S-3
Consolidated Ratios of Earnings to Fixed Charges............   S-5
Use of Proceeds.............................................   S-5
Underwriting................................................   S-6
Validity of the Notes.......................................   S-6
Incorporation of Information We File with the Commission....   S-7
Additional Information......................................   S-7

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
SouthTrust Corporation......................................     3
Use of Proceeds.............................................     4
Regulatory Matters..........................................     5
Description of Debt Securities..............................     7
Description of Capital Stock................................    17
Book-Entry Only Issuance of Offered Securities..............    21
Limitations on Issuance of Bearer Securities................    24
Plan of Distribution........................................    25
Legal Opinions..............................................    26
Experts.....................................................    26

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement describes the specific terms of the notes and supplements the description of the Debt Securities included in the attached prospectus. In making your evaluation of the notes, you should rely only on the information included or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If information in this prospectus supplement is inconsistent with the attached prospectus, this prospectus supplement will supersede the information in the attached prospectus.

     This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction in which such an offer or solicitation is unlawful.

     You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date. Capitalized terms used, but not defined in this prospectus supplement, are defined in the attached prospectus.

                            DESCRIPTION OF THE NOTES

GENERAL

     You should read the following description of the 8% Subordinated Notes due 2014 along with the "Description of Debt Securities" in the attached prospectus.

     The notes are direct obligations of SouthTrust Corporation. The notes will be limited to $50,000,000 aggregate principal amount and will mature on September 15, 2014. The notes will be issued under the Subordinated Indenture described in the attached prospectus. The notes will bear interest at the rate per year shown on the cover page of this prospectus supplement. The interest is payable monthly in arrears on the 15th of each month (each an "Interest Payment Date"), beginning on October 15, 1999. Interest payments will be made to the person in whose name each note is registered at the close of business on the first Business Day of each month preceding an Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

     If the maturity date or an Interest Payment Date for the notes falls on a day that is not a Business Day, that payment will be made on the next Business Day as if it were the date that payment was due and no interest will accrue from and after the original payment date. The term "Business Day" means any day other than a Saturday or Sunday that is not a legal holiday in New York, New York and is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed. Initially, we will make principal and interest payments at the office of the Trustee located at 450 West 33rd Street, 15th Floor, New York, New York 10001.

     We are not required to make any sinking fund payments. The notes are subject to acceleration only in the event of bankruptcy, insolvency or reorganization of SouthTrust Corporation. There will be no right of acceleration in the case of default in the payment of interest or in the performance of any other covenant.

OPTIONAL REDEMPTION OF THE NOTES

     We may not redeem the notes prior to September 15, 2003. From and after September 15, 2003, we may redeem some or all of the notes semi-annually on such date and on each Interest Payment Date occurring in March or September thereafter. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest, if any.

     We are required to give notice of a redemption not less than 30 days nor more than 60 days prior to the redemption date by first class mail to each holder's address appearing in the securities register maintained by the Trustee. If we redeem less than all of the notes, the particular notes to be redeemed will be selected by the Trustee by such method as the Trustee deems fair and appropriate.

SUBORDINATION

     The notes will be our direct, unsecured obligations and will be subordinate to all of our Senior Indebtedness as described under "Description of Debt Securities -- Subordinated Securities" beginning at page 13 in the attached prospectus. As of June 30, 1999, we had no outstanding Senior Indebtedness. The Subordinated Indenture does not limit the amount of Senior Indebtedness or other obligations we may issue.

BOOK-ENTRY SYSTEM

     The notes will be issued in book-entry form only. This means that we will not issue actual notes or certificates to each holder. Instead, the notes will be in the form of a Global Note held in the name of DTC. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

     Notes will not be issued in certificated form unless:

     - DTC notifies us that it is unwilling or unable to continue as depositary or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depositary; or

     - We make a decision to permit notes to be issued in certificated form and notify the Trustee of that decision.

     Management of DTC is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed DTC participants and other members of the financial community that it has developed and is implementing a program so that its systems, which relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, such as issuers and their agents, as well as the DTC participants and third party vendors from whom DTC licenses software and hardware and on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     The information in the preceding two paragraphs regarding DTC has been provided by DTC to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     For additional information regarding the book-entry securities, see "Book-Entry Only Issuance of Offered Securities" beginning at page 21 in the attached prospectus.

SAME-DAY SETTLEMENT AND PAYMENT

     The underwriters purchasing the notes from us will settle the notes in immediately available funds. As long as the notes are represented by Global Notes, we will make all principal and interest payments in immediately available funds.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearing house or next day funds. In contrast, as long as the notes are represented by Global Notes registered in the name of DTC or its nominee, the notes will trade in DTC's Same-Day Funds Settlement System. DTC requires secondary market trading activity in the notes to settle in immediately available funds. This requirement may affect trading activity in the notes.

PAYING AGENT, SECURITY REGISTRAR AND TRANSFER AGENT

     Until the notes are paid, we will maintain a paying agent, security registrar and transfer agent for the notes. Initially, The Chase Manhattan Bank will serve in each of these capacities.

PAYMENT OF PRINCIPAL AND INTEREST

     Principal of, premium, if any, and interest on notes in book-entry form are paid in accordance with the arrangements then in place between the paying agent and DTC or its nominee, as holder. Interest on notes in certificated form generally is paid by check mailed to the holders of the notes on the applicable record date at the address appearing in our records. Principal, premium, if any, and interest payable at the maturity date of a note in certificated form are paid by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the applicable Trustee or paying agent.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following unaudited table presents our consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                                           SIX MONTHS
                                                              ENDED
                                                            JUNE 30,           YEAR ENDED DECEMBER 31,
                                                         ---------------   --------------------------------
                                                           1998     1999   1994   1995   1996   1997   1998
                                                         --------   ----   ----   ----   ----   ----   ----
EARNINGS TO FIXED CHARGES
Including Interest on Deposits........................     1.39x    1.44x  1.51x  1.38x  1.41x  1.40x  1.39x
Excluding Interest on Deposits........................     2.01     2.16   3.00   2.27   2.27   2.05   2.09

     For purposes of computing the consolidated ratios, earnings represent net income before applicable income taxes, plus fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest and amortization of debt expense and the interest portion of rent expense. As to each of the periods indicated above, no shares of preferred stock of SouthTrust Corporation were outstanding.

                                USE OF PROCEEDS

     We currently plan to use the net proceeds from the sale of the notes for general corporate and working capital purposes, including funding investments in, or extensions of credit to, our banking and nonbanking subsidiaries. Pending such use, we may temporarily invest the net proceeds in investment grade securities. The precise amounts and the timing of the application of proceeds will depend on our funding requirements and those of our subsidiaries as well as the availability of other funds.

                                  UNDERWRITING

     The underwriters named below have severally agreed, subject to the terms and conditions of the underwriting agreement entered into as of September 1, 1999 by them with SouthTrust Corporation, to purchase the principal amount of notes set forth below opposite their respective names. The underwriters are committed to purchase all of the notes if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

                                                                              PRINCIPAL
             UNDERWRITERS                                                  AMOUNT OF NOTES
             ------------                                                  ---------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................................    $29,500,000
The Robinson-Humphrey Company LLC........................................      6,400,000
Salomon Smith Barney Inc. ...............................................      6,000,000
J.C. Bradford & Co.......................................................      5,000,000
SouthTrust Securities Inc................................................      3,100,000
                                                                             -----------
             Total.......................................................    $50,000,000
                                                                             ===========

     The underwriters propose to offer the notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price, less a concession of 2% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 1.5% of the principal amount of the notes to certain brokers and dealers. After the notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     Following the initial distribution of the notes, our affiliates may offer and sell the notes in the course of their business as a broker-dealer and may act as principal, agent or remarketing agent. This prospectus supplement may be delivered in connection with effecting such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale.

     We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that the underwriters intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                             VALIDITY OF THE NOTES

     Bradley Arant Rose & White LLP, Birmingham, Alabama, will pass upon the validity of the notes for us. Stroock & Stroock & Lavan LLP, New York, New York, will pass upon certain matters for the underwriters.

                        INCORPORATION OF INFORMATION WE
                            FILE WITH THE COMMISSION

     The rules of the Commission allow us to "incorporate by reference" information into this prospectus supplement and the attached prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this prospectus supplement and the attached prospectus, and later information that we file with the Commission will automatically update and supersede that information. This prospectus supplement and the attached prospectus incorporate by reference the following documents that have been previously filed by us with the Commission. These documents contain important information about us.

     - Annual Report on Form 10-K for the year ended December 31, 1998

     - Quarterly Reports on Form 10-Q for the periods ended:
        - March 31, 1999
        - June 30, 1999

     We are also incorporating by reference additional documents that will be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of the notes.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning our corporate secretary at:

         SouthTrust Corporation
         420 North 20th Street, 34th Floor
         Birmingham, Alabama 35203
         Telephone Number: (205) 254-5000

                             ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the Commission. Information filed by us with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission and at the following Regional Offices of the Commission:

Public Reference Room        New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
Room 1024                    Suite 1300                   500 West Madison Street
Washington, D.C. 20549       New York, NY 10048           Suite 1400
                                                          Chicago, IL 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, such as SouthTrust Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     More information also may be obtained by contacting our Internet site. The address of that site is http://www.southtrust.com. No information included in, or posted on, our Internet site shall be deemed to constitute a part of this prospectus supplement.

     This prospectus supplement and the attached prospectus are part of a registration statement filed by us with the Commission. The full registration statement may be obtained from the Commission or us, as indicated under "Incorporation of Information We File with the Commission" above. A form of the Subordinated Indenture and other documents establishing the terms of the Offered Debt Securities are filed as exhibits to the registration statement. Statements in this prospectus supplement and the attached prospectus about such documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

                                   PROSPECTUS
                               [SOUTHTRUST LOGO]

     SouthTrust Corporation (the "Corporation") may offer from time to time up to $600,000,000 of (i) its notes, debentures or other evidences of unsecured indebtedness (the "Debt Securities") in one or more currencies on terms to be determined at the time of sale, (ii) its preferred stock, par value $1.00 per share (the "Preferred Stock"), in one or more currencies on terms to be determined at the time of sale; and (iii) its common stock, par value $2.50 per share (the "Common Stock"), in one or more currencies on terms to be determined at the time of sale. The Preferred Stock and Common Stock are collectively referred to as the "Equity Securities," and the Debt Securities and the Equity Securities are collectively referred to as the "Offered Securities." The Debt Securities may be either senior in priority of payment (the "Senior Securities") or subordinated in right of payment (the "Subordinated Securities"). When Offered Securities are sold, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered, which will set forth the amount and terms of the Offered Securities and of the sale. The Offered Securities may be sold for U.S. Dollars, foreign currencies or foreign currency units, and the principal of or any interest on the Debt Securities may be payable in U.S. Dollars, foreign currencies or foreign currency units.

     When Debt Securities are offered, any applicable Prospectus Supplement will set forth the specific terms such as, where applicable, the specific designation, aggregate principal amount, denominations and currency or currency unit for which the Debt Securities may be purchased, the currency or currency rate in which the principal and any interest is payable, maturity, interest rate (which may be fixed or variable), and time of payment of interest, if any, terms for redemption (which either may be at the option of the Corporation or the holder), terms for sinking fund payments, initial public offering price, names of and principal amounts to be purchased by underwriters and compensation of such underwriters, and information about any listing on a securities exchange of such Debt Securities as are being offered thereby. When Equity Securities are offered, any applicable Prospectus Supplement will set forth, in the case of Preferred Stock, the specifications, such as, where applicable, the specific title and stated value, any dividend and liquidation rights, voting rights and the initial public offering price, and, in the case of Common Stock, the initial public offering price and the aggregate number of shares offered.

     The Debt Securities may be issued in registered or bearer form. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form will be offered and sold only outside the United States to non-U.S. Persons and to foreign branches of certain United States financial institutions. See "Limitations on Issuance of Bearer Securities."

     The Offered Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. The name of any underwriter or agent of the Corporation involved in the sale of Offered Securities will be set forth in any applicable Prospectus Supplement. In addition, the Offered Securities may be sold by the Corporation directly or through agents. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

 THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION AND WILL
     NOT BE OBLIGATIONS OF A BANK INSURED BY THE FEDERAL DEPOSIT INSURANCE
                    CORPORATION OR ANY OTHER FEDERAL AGENCY.

                             ---------------------

               The date of this Prospectus is December 18, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OF SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding the Corporation which files such information electronically with the Commission. The address of this web site is http://www.sec.gov. Copies of such material can be obtained from the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 upon payment of prescribed rates. In addition, reports, proxy statements, information statements and other information concerning the Corporation may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20096. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Corporation has filed with the Commission under the Securities Act and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Corporation are incorporated, as of their respective filing dates, by reference in this
Prospectus:

          (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1996; and

          (b) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Corporation's Current Reports on Form 8-K dated October 8, 1997 and December 5, 1997.

     All reports and definitive proxy or information statements filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and any applicable Supplement Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Written requests should be addressed to Aubrey D. Barnard, SouthTrust Corporation, SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama 35203. Telephone requests may be directed to Mr. Barnard at (205) 254-5000.

                             SOUTHTRUST CORPORATION

     The Corporation, a bank holding company headquartered in Birmingham, Alabama, was incorporated under the laws of Delaware in 1968 in order to acquire all of the outstanding capital stock of the predecessor of SouthTrust Bank of Alabama, National Association. The Corporation engages in a full range of banking services from more than 530 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The Corporation also offers a range of other services, including mortgage banking services, fiduciary and trust services and securities brokerage services. As of September 30, 1997, the Corporation had consolidated total assets of approximately $29.8 billion, which ranked it as the largest bank holding company headquartered in Alabama.

     Effective June 2, 1997, the Corporation, pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), consolidated its banking subsidiaries located in the states of Alabama, Florida, Georgia, North Carolina, Mississippi, Tennessee and South Carolina into its largest banking subsidiary, SouthTrust Bank of Alabama, National Association and changed the name of such banking subsidiary to SouthTrust Bank, National Association ("SouthTrust Bank"). The consolidation was undertaken by the Corporation in order to obtain the benefits of the Interstate Banking Act, which, subject to certain limitations, since June 1, 1997, permits qualifying bank holding companies to engage in interstate mergers and allows banks to maintain and operate branches in states other than the states where they maintain their principal place of business. See "Regulatory Matters -- The Riegle-Neal Interstate Bank and Branching Efficiency Act."

     As a bank holding company, the Corporation is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). As of December 31, 1996, the capital ratios of the Corporation and SouthTrust Bank were in excess of the fully phased-in risk-based and leverage capital guidelines of the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller"), and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable. SouthTrust Bank and the bank-related subsidiaries of the Corporation are subject to regulation and supervision by the Comptroller, the Federal Reserve Board and the FDIC, as applicable. The amount of dividends that SouthTrust Bank may pay is limited by regulation. See "Regulatory Matters." The Corporation has pursued a strategy of acquiring banks and financial institutions throughout the major growth areas of Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The purpose of this expansion is to give the Corporation access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities.

     As a routine part of its business, the Corporation evaluates opportunities to acquire bank holding companies, banks and other financial institutions. In addition, in the normal course of its business, the Corporation seeks out and receives inquiries from financial institutions regarding the possible acquisition of such institutions. The Corporation routinely evaluates these opportunities. Thus, at any point in time, the number of acquisition opportunities that may be available to the Corporation, as well as the stage of development of such activity, is subject to change.

     Since January 1, 1997 through the date hereof, the Corporation or one of its affiliates has acquired, or executed agreements to acquire, six financial institutions (or certain of their assets and/or assume certain of their liabilities) having total assets of approximately $5.9 billion, total loans of approximately $1.2 billion and total deposits of approximately $5.6 billion. The aggregate consideration paid or payable by the Corporation or its affiliates in these six transactions aggregates approximately 1.3 million shares of the Corporation's Common

Stock with a market value at the time of issuance of approximately $49.3 million, and approximately $515.9 million of cash. As discussed below, two of these transactions are scheduled to be consummated during the first two quarters of 1998 and are subject to certain closing conditions and regulatory approvals. These six transactions serve to further the strategy of expanding and diversifying the Corporation's customer base in selected markets with favorable prospects for growth.

     On December 4, 1997, the Corporation entered into an agreement to assume and acquire deposits and certain assets associated with 27 branches of Home Savings of America, FSB, a subsidiary of H. F. Ahmanson & Company for a premium of $300 million payable in cash. These branches are located in various cities and metropolitan areas on the East Coast of Florida, including Boca Raton, Coral Gables, Fort Lauderdale, Hollywood, Miami Beach and South Miami Beach. In connection with the transaction, an affiliate of the Corporation will assume approximately $3.4 billion in deposits and will acquire cash, the banking premises associated with such branches and a limited amount of loans associated with the deposits.

     On October 15, 1997, the Corporation executed an agreement with Barnett Banks, Inc. for the purchase of First of America Bank, Florida FSB for a purchase price of $160 million payable in cash. Through this acquisition, the Corporation expects to add total asset, loans and deposits of approximately $1.1 billion, $0.8 billion and $0.9 billion, respectively, and 58 branches, primarily on the West Coast of Florida.

     The Corporation's headquarters are located at 420 North 20th Street, Birmingham, Alabama 35203 and its telephone number is (205) 254-5000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                                                                NINE MONTHS
                                                                                   ENDED
                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                           --------------------------------    --------------
                                           1996   1995   1994   1993   1992    1997     1996
                                           ----   ----   ----   ----   ----    -----    -----
EARNINGS TO FIXED CHARGES
Including Interest on Deposits...........  1.41x  1.38x  1.51x  1.56x  1.42x   1.40x    1.41x
Excluding Interest on Deposits...........  2.27   2.27   3.00   4.27   4.23    2.05     2.29

     For purposes of computing the consolidated ratios, earnings represent net income applicable to Common Stock, plus applicable income taxes and fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest, amortization of debt expense and the interest portion of rent expense. The ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios of earnings to fixed charges listed above because no shares of Preferred Stock of the Corporation were outstanding during the periods indicated above.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, SouthTrust Bank and the Corporation's nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies or banks and possible reduction of outstanding indebtedness. Pending such use, the Corporation may temporarily invest the net proceeds in investment grade securities. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its need at such time or times and in light of prevailing market conditions. If the Corporation elects at the time of issuance of the Offered Securities to make different or more specific use of proceeds other than that set forth herein, such use will be described in the applicable Prospectus Supplement.

                               REGULATORY MATTERS

     The Corporation is a bank holding company within the meaning of the Holding Company Act, and is registered with the Federal Reserve Board. SouthTrust Bank, the Corporation's banking subsidiary, is subject to restrictions under federal law which limit the transfer of funds by SouthTrust Bank to the Corporation and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by SouthTrust Bank to the Corporation or any nonbanking subsidiary are limited in amount to 10% of SouthTrust Bank's capital and surplus and, with respect to the Corporation and all such nonbanking subsidiaries, to an aggregate of 20% of SouthTrust Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in nonbanking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     As a bank holding company, the Corporation is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of the Corporation and each of its subsidiaries.

     The approval of the Comptroller is required for any dividend proposed to be paid by SouthTrust Bank to the Corporation if the total of all dividends declared by SouthTrust Bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Under the foregoing laws and regulations, at September 30, 1997, approximately $403.9 million was available for payment of dividends to the Corporation declared by SouthTrust Bank during the final quarter of 1997. The payment of dividends by SouthTrust Bank may also be affected by other factors, such as the maintenance of adequate capital for SouthTrust Bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the Comptroller has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

CAPITAL ADEQUACY

     Under the Federal Reserve Board's risk-based capital guidelines applicable to the Corporation, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At December 31, 1996, all of the Corporation's then existing subsidiary banks, which, effective June 2, 1997, were consolidated into SouthTrust Bank, were considered "well capitalized." Under these guidelines, at least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting certain intangibles, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust Bank is subject to similar capital requirements adopted by the Comptroller. In addition, the Federal Reserve Board, the Comptroller and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to adjusted quarter average assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On September 30, 1997, the Corporation had a Tier 1 capital ratio of 7.37%, a total risk-based capital ratio of 11.38% and a leverage ratio of 6.14%.

     Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depositary institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depositary institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

SOURCE OF STRENGTH

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support.

THE RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT

     In September 1994, the Interstate Banking Act became law. The Interstate Banking Act provides that as of September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquirer controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirers, and the federal deposit caps apply only to initial entry acquisitions.

     In addition, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks may engage in interstate branching by merging banks in different states and allowing banks to maintain branches in states other than the states where they maintain their principal place of business. Acting pursuant to this authorization, the Corporation, effective June 2, 1997, consolidated all of its then existing banking subsidiaries into its largest banking subsidiary and changed the subsidiary's name to SouthTrust Bank, National Association.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such changes and the impact such changes might have on the Corporation and its subsidiaries, however, cannot be determined at this time.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any applicable Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Senior Securities will be issued under an Indenture (the "Senior Indenture") between the Corporation and a Trustee to be named in any applicable Prospectus Supplement (the "Senior Debt Trustee"). The Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") between the Corporation and a Trustee to be named in any applicable Prospectus Supplement (the "Subordinated Debt Trustee"). Copies of the forms of Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are filed as exhibits to this Registration Statement.

     The following summaries of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the applicable definitions therein of certain terms used in this Prospectus. All capitalized terms not defined in this Prospectus shall have the definitions ascribed to them in the Indentures.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Corporation. The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The amount of Debt Securities that may be offered and sold pursuant to this Prospectus, however, is limited to the aggregate initial offering price of the securities registered under the Registration Statement of which this Prospectus forms a part.

     Any applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (l) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities may be issued and are or will be payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue; (5) the date or dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for any such Interest Payment Dates, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security ("Global Notes") on an Interest Payment Date will be paid if other than in the manner described under the heading "-- Global
Notes -- Issuance of Global Notes" below; (6) each office or agency where, subject to the terms of the relevant Indenture as described below under "Payment and Paying Agents," the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the relevant Indenture as described below under "-- Denomi-nations, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange and, if applicable, conversion; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Corporation; (8) the obligation or option, if any, of the Corporation to redeem, to repay or purchase the Offered Debt Securities pursuant to any sinking fund or similar provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (9) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and the amount of such discount; (10) provisions, if any, for the defeasance of the Offered Debt Securities; (11) whether the Offered Debt Securities are to be issued as Registered Securities or Bearer Securities, or both, and if Bearer Securities are issued, whether Coupons will be attached thereto, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted, and any United States tax consequences to foreign investors in Offered Debt Securities; (12) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent Global Notes in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Note or Notes; (13) any provisions for payment of additional amounts for taxes, and any provisions for redemption in the event the Corporation must comply with reporting requirements in respect of an Offered Debt Security other than a Floating Rate Security ("Affected Security") or must pay such additional amounts in respect of any Offered Debt Security; (14) if other than in U.S. Dollars, the Foreign Currency or Currencies in which the Debt Securities may be denominated and the principal of, and premium, if any, and any interest on the Offered Debt Securities shall or may be paid and, if applicable, whether at the election of the Corporation and/or the Holder, and the conditions and manner of determining the exchange rate or rates;
(15) any index used to determine the amount of payment of principal of and premium, if any, and any interest on the Offered Debt Securities; (16) the applicable Overdue Rate, if any; (17) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (18) the priority of payment of such Offered Debt Securities; and (19) any other detailed terms and provisions of the Offered Debt Securities which are not inconsistent with the relevant Indenture. Any applicable Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities and terms relevant to Offered Debt Securities denominated in a currency other than U.S. Dollars.

     Debt Securities may be issued as Discount Securities to be sold at a substantial discount below their principal amount. Discount Securities mean any Debt Securities issued with an "original issue discount" within the meaning of
Section 1273(a) of the Code and the regulations thereunder. Special United States income tax and other considerations applicable to Discount Securities will be described in any applicable Prospectus Supplement relating thereto. Discount Securities may provide for the declaration of acceleration of the Maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Each Debt Security may be denominated in U.S. Dollars or in other currencies, European Currency Units ("ECU") or other composite currencies (the "Specified Currency"), all as set forth in any applicable Prospectus Supplement. See "-- Currency Risks."

     Debt Securities of a series may be issuable as Registered Securities, as Bearer Securities with or without Coupons attached or as both Registered Securities and Bearer Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Notes, as described below under "Global Notes." Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without Coupons and in denominations (a) if denominated in U.S. Dollars, of $1,000 or any integral multiple thereof, or (b) if denominated in a Specified Currency other than U.S. Dollars, as set forth in the applicable Prospectus Supplement. One or more Global Notes may be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Note or Notes.

     In connection with the sale during the restricted period (referred to under "Limitations on Issuance of Bearer Securities"), no Bearer Security may be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a U.S. Person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a U.S. Person, that such U.S. Person (i) acquired and holds such Bearer Securities through a foreign branch of a financial institution, (ii) is a financial institution purchasing for its own accounts and, in the case of either
(i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j) (3)(A), (B) or (C) of the Code and the regulations thereunder, or (iii) is a financial institution purchasing for resale during the restricted period only to non-U.S. Persons outside the United States. See "-- Global
Notes -- Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

     Registered Securities of any series (other than a Global Note) will be exchangeable for other Registered Securities of the same series and a like aggregate principal amount and tenor of different authorized denominations. In addition, if so provided in any applicable Prospectus Supplement, Bearer Securities of any series which are registrable as to principal and interest may, at the option of the Holder and subject to the terms of the applicable Indenture, be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Any Bearer Security surrendered for exchange shall be surrendered with all unmatured Coupons and all matured Coupons in default except that any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the Coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such Coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

     Debt Securities may be presented for exchange as provided above, and Registered Securities (other than Global Notes) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or co-Security Registrar designated by the Corporation for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or co-Security Registrar being satisfied with the documents of title and identity of the person making the request. The Corporation has appointed the Senior Debt Trustee and the Subordinated Debt Trustee (the Senior Debt Trustee and the Subordinated Debt Trustee are herein collectively referred to as the "Trustees") as Security Registrars in respect of Debt Securities issued under the Senior Indenture and the Subordinated Indenture respectively.

CURRENCY RISKS

     Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity. These risks will vary depending upon the Currency or Currencies involved and will be more fully described in any applicable Prospectus Supplement.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in any applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agent or Paying Agents outside the United States as the Corporation may designate from time to time. Unless otherwise indicated in any applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the Coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the Corporation in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or Coupons pursuant to presentation to the Corporation or its designated Paying Agents within the United States or the making of any other demand for payment to the Corporation or its designated Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of, and premium, if any, and interest on Bearer Securities denominated and payable in U.S. Dollars will be made at the office of the Corporation's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in any applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto. Unless otherwise indicated in any applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in any applicable Prospectus Supplement, the relevant Trustee will act as the Corporation's sole Paying Agent through its principal office in The City of New York, with respect to Offered Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and other Paying Agents in the United States initially designated by the Corporation for the Offered Debt Securities will be named in any applicable Prospectus Supplement. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Corporation will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable as Bearer Securities, the Corporation will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any Coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Corporation will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.

     All monies paid by the Corporation to the Trustees or a Paying Agent for the payment of principal of, and premium, if any, and any interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Corporation and the Holder of such Debt Securities or any Coupon will thereafter look only to the Corporation for payment thereof.

GLOBAL NOTES

  Issuance of Global Notes

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States or a common depositary located outside the United States identified in any applicable Prospectus Supplement relating to such series. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Offered Debt Securities of a series will be described in any applicable Prospectus Supplement relating to such series. The Corporation anticipates that the following provision will apply to all depositary arrangements pertaining to bearer form Global Notes. For depositary arrangements pertaining to registered notes, see "Book-Entry Only Issuance of Offered Securities."

  Bearer Debt Securities

     Unless otherwise specified in any applicable Prospectus Supplement, all Bearer Securities of a series initially will be issued in the form of a single temporary Global Note, to be deposited with a common depositary in London for the operator of the Euroclear System ("Euroclear Operator") or Cedel Bank, societe anonyme ("Cedel Bank"), for credit to the designated accounts. Commencing 40 days after the issue date of a temporary Global Note, the Debt Securities represented by such temporary Global Note will be exchangeable for definitive Debt Securities or for interests in a permanent Global Note, without interest Coupons, representing Debt Securities having the same interest rate and Stated Maturity but in each such case only upon written certification in the form and to the effect described above under "-- Denominations, Registration and Transfer." The beneficial owner of a Debt Security represented by a temporary Global Note or a permanent Global Note, on or after the applicable exchange date and upon 30 days' notice to the relevant Trustee given through the Euroclear Operator or Cedel Bank, may exchange its interest for definitive Bearer Securities or definitive Registered Securities of any authorized denomination. No Bearer Security delivered in exchange for a portion of a temporary Global Note or a permanent Global Note shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in any applicable Prospectus Supplement, interest in respect of any portion of a temporary Global Note payable in respect of an Interest Payment Date occurring prior to the date on which Debt Securities represented by such temporary Global Note are exchangeable for definitive Debt Securities or for interests in a permanent Global Note will be paid to each of the Euroclear Operator and Cedel Bank with respect to the portion of the temporary Global Note held for its account. Each of the Euroclear Operator and Cedel Bank, will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Note to the respective accounts for which it holds such temporary Global Note only upon receipt in each case of written certification in the form and to the effect described above under "-- Denominations, Registration and Transfer."

LIMITATIONS ON THE CORPORATION AND CERTAIN SUBSIDIARIES

     The Indentures prohibit the sale, assignment, transfer or other disposition of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank, and further prohibits a Major Constituent Bank from issuing any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, such Voting Stock, if, after giving effect to the transaction and to the issuance of the maximum number of shares of Voting Stock issuable upon all such convertible securities, options, warrants or rights, the Major Constituent Bank would cease to be a Controlled Subsidiary, as provided in the Indentures. The Indentures further prohibit the merger or consolidation of any Major Constituent Bank with or into any other corporation, or the other disposition of all or substantially all of its properties and assets to any Person, if, after giving effect to such transaction, its successor in the merger or consolidation, or the person that acquires all or substantially all of its assets or properties will become a Controlled Subsidiary; provided, however, that the Corporation may sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank,
(i) in compliance with an order of a court or regulatory authority of competent jurisdiction; or (ii) where the proceeds, if any, from such sale, assignment or disposition are, within a reasonable period of time, invested in any Controlled Subsidiary engaged in the banking business or any other business in which bank holding companies may legally engage, pursuant to an understanding or agreement in principle reached at the time of such sale, assignment or disposition.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Corporation and will rank pari passu with all outstanding, unsecured, senior indebtedness of the Corporation.

EVENTS OF DEFAULT

     The following are Events of Default under the Senior Indenture with respect to Senior Securities of any series: (a) default in the payment of any interest on any Senior Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of or any premium on any Senior Security of such series at its maturity; (c) default in the deposit of any sinking fund payment, when and as due by the terms of any Senior Security of that series; (d) failure of the Corporation, subject to the terms of the Indenture, to perform any other covenant of the Corporation in the Senior Indenture unless the Holders of a majority in principal of outstanding Senior Securities waives compliance with such covenant; (e) default in the performance, or breach, of any covenant or warranty of the Corporation (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), and continuance of such default or breach for 90 days after written notice as provided in such Indenture; (f) certain events involving bankruptcy, insolvency or reorganization of the Corporation or a Major Constituent Bank whether voluntary or involuntary; (g) indebtedness for borrowed money of the Corporation or any Major Constituent Bank in excess of $5,000,000 (whether such indebtedness now exists or is hereafter created) is not paid at final maturity or becomes or is declared due and payable prior to the date or dates on which such indebtedness would otherwise have become due and payable as a result of the occurrence of one or more events of default as defined in any mortgages, indentures, or instruments under which such indebtedness may have been issued or by which such indebtedness may have been secured ("acceleration"), and such failure at final maturity to pay or acceleration or accelerations, as the case may be, shall not be rescinded, annulled, or cured prior to the expiration of 30 days after the date such failure to pay at final maturity or acceleration or accelerations occurred; and (h) any other event of default provided for with respect to Debt Securities of that series.

     If any Event of Default (other than an Event of Default specified in clause
(f) above) occurs and is continuing with respect to Senior Securities of any series at the time outstanding, either the Senior Debt Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately in the Currency in which such Senior Securities are denominated. If an Event of Default specified in clause (f) above occurs, such principal amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Senior Indenture provides that upon the occurrence of an Event of Default specified in items (a), (b) or (c) above, the Corporation will, upon demand of the Senior Debt Trustee, pay to the Senior Debt Trustee, for the benefit of the Holder of any such Senior Security, the whole amount then due and payable on such Senior Securities or matured Coupons for principal, premium, if any, and interest. The Senior Indenture further provides that if the Corporation fails to pay such amount forthwith upon such demand, the Senior Debt Trustee may, among other things, institute a judicial proceeding for the collection thereof.

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Corporation and will rank pari passu with all outstanding, unsecured, subordinated indebtedness of the Corporation.

  Subordination

     The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Corporation. In the event that the Corporation shall default in the payment of any principal of or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities. "Senior Indebtedness" means (i) any obligation of the Corporation to its creditors whether now outstanding or subsequently incurred, as to which, in the creating instrument, it is provided that such obligation is Senior Indebtedness, (ii) the Corporation's 8 5/8% Subordinated Notes due May 15, 2004, (iii) the Corporation's 7% Debentures due May 15, 2003, and (iv) the Corporation's 7 5/8% Subordinated Notes due May 1, 2004.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Corporation for the benefit of creditors or (iv) any other marshalling of the assets of the Corporation, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of or interest on the Subordinated Securities. In such event, any payment or distribution on account of the principal of or interest on the Subordinated Securities, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of or interest on the Subordinated Securities of any character or any security, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any Holder of any Subordinated Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of Subordinated Securities, together with the holders of any obligations of the Corporation ranking on a parity with the Subordinated Securities, will be entitled to be repaid from the remaining assets of the Corporation the amounts at that time due and owing on account of unpaid principal of or any premium and interest on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Corporation ranking junior to the Subordinated Securities and such other obligations. By reason of such subordination, in the event of the insolvency of the Corporation, holders of Senior Indebtedness may receive more, ratably, and Holders of the Subordinated Securities having a claim pursuant to such Subordinated Securities may receive less, ratably, than the other creditors of the Corporation. Such subordination will not prevent the occurrence of an Event of Default in respect of the Subordinated Securities. See "-- Events of Default and Limited Rights of Acceleration" for limitations on the right of acceleration.

  Events of Default and Limited Rights of Acceleration

     The Subordinated Indenture defines an Event of Default as being certain events involving the bankruptcy, insolvency or reorganization of the Corporation and, if specified in the resolution adopted by the Board of Directors with respect to a series, certain other events. If an Event of Default occurs and is continuing, either the Subordinated Debt Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series (or, if the Subordinated Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of the series) may declare the principal amount of all the Subordinated Securities of that series to be due and payable immediately in the Currency in which such Subordinated Securities are denominated. The foregoing provision would be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the Holders of the Subordinated Securities. At any time after a declaration of acceleration with respect to the Subordinated Securities has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of outstanding Subordinated Securities may, under certain circumstances, rescind and annul such acceleration.

     Any applicable Prospectus Supplement relating to a series of Subordinated Securities may provide for a right of acceleration of the payment of principal of the Subordinated Securities, or certain series thereof, upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture. If not so provided, in the event of a default in the payment of principal or accrued interest or the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture, the Subordinated Debt Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal or accrued interest or the performance of such covenant or agreement.

MISCELLANEOUS RIGHTS AND OBLIGATIONS OF TRUSTEES

     The Indentures provide that, subject to the duty of the Trustees during default to act with the required standard of care, the respective Trustee will be under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by such Trustee. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

     The Corporation is required to furnish the Trustees annually with a statement as to the performance by the Corporation of certain of its obligations under the relevant Indentures and as to any default in such performance and to file with the relevant Trustee written notice of the occurrence of any default or Event of Default within ten business days of the Corporation becoming aware of such default or Event of Default.

MODIFICATION AND WAIVER

     Modifications of and amendments to an Indenture may be made by the Corporation and the relevant Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding

Debt Securities of each series affected by such modification or amendment voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of a Discount Security payable upon acceleration of the Maturity thereof, (d) change the Currency in which principal of, or any premium or interest on, any Debt Security is denominated or payable, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount of or postpone the date fixed for any payment under any sinking fund or similar provisions, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the relevant Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (i) limit the obligation of the Corporation to maintain a paying agency outside the United States for Bearer Securities, (j) limit the obligation of the Corporation to redeem an Affected Security, or (k) modify the provisions of an Indenture relating to the modification of the Indenture, or the circumstances under which the Holders may waive past defaults by and certain covenants of the Corporation.

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with certain covenants of the relevant Indenture and any Event of Default resulting in acceleration of such Debt Securities in specified circumstances. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the relevant Indenture with respect to Debt Securities of that series, except a default, (i) in the payment of principal, premium, if any, or interest or in the payment of any sinking fund installment or analogous obligation, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby.

     The Corporation may, with the consent of its Board of Directors and the Trustee, change the terms of an Indenture through an indenture supplement without the consent of any Holders only for the following purposes: (i) to evidence the succession of another corporation to the Corporation and the assumption by any such successor of the covenants of the Corporation under the relevant Indenture; (ii) to add to the covenants of the Corporation for the benefit of the Holders or to surrender any right or power herein conferred upon the Corporation; (iii) to add any additional Events of Default; (iv) to add to or change any of the provisions of the relevant Indenture to facilitate the issuance of Debt Securities in bearer form; (v) to change or eliminate any of the relevant Indenture's provisions, provided that there are no Debt Securities outstanding which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to supplement any of the provisions of the relevant Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities; (viii) to establish the form or terms of the Debt Securities and Coupons, if any, as permitted by the relevant Indenture; (ix) to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the relevant Indenture by more than one Trustee; (x) to make any modifications, amendments or supplements to any provisions herein which modifications, amendments or supplements are required pursuant to any amendment of the Trust Indenture Act of 1939 enacted, or any of the rules promulgated thereunder, after the date hereof; and (xi) to cure any ambiguity, any defect or any inconsistent provision, provided such action shall not adversely affect the Holders' interests in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Both Indentures provide that the Corporation shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially to any Person, and shall not permit any person to consolidate with or merge into the Corporation or convey, transfer or lease its properties and assets substantially to the Corporation, unless (i) the corporation into which the Corporation is merged or consolidation or to which substantially all of the Corporation's assets or properties are conveyed, transferred or leased, or the corporation resulting from such merger or consolidation, expressly assumes the payment of the principal (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of the Indentures;
(ii) no Event of Default, and no event which after notice of lapse of time, or both, would become an Event of Default, shall happen or be continuing upon the occurrence of such transaction; (iii) the Corporation formed by such consolidation or into which the Corporation shall have been merged or the Person to which such sale, lease or other disposition shall have been made is a banking institution or a bank holding company subject to Federal or State authority; and
(iv) the Corporation delivers to the respective Trustee an Officers' Certificate and an Opinion of Counsel stating that the consolidation, merger, conveyance, transfer or lease required in connection with such transaction, and the supplemental indenture, if any, complies with the Indentures and all conditions precedent have been complied with.

DEFEASANCE

     If so specified in any applicable Prospectus Supplement with respect to the Offered Debt Securities of any series, the Corporation, at its option, (i) will be discharged from any and all obligations in respect of the Offered Debt Securities of such series (except for certain obligations to register the transfer or exchange of Offered Debt Securities of such series, to replace stolen, lost or mutilated Offered Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) or (ii) will not be subject to provisions of the relevant Indenture concerning limitations upon the disposition of Voting Stock of Major Constituent Banks, and the consolidation, merger and sale of assets in each case if the Corporation deposits with the relevant Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal, premium, if any, and interest on the Offered Debt Securities of such series on the dates such payments are due in accordance with the terms of such Offered Debt Securities. To exercise either such option, the Corporation is required, among other things, to deliver to the relevant Trustee an opinion of counsel to the effect that (1) the Corporation has received from or there has been published by the United States Internal Revenue Service a ruling to the effect that the deposit and related defeasance would not cause the Holders of the Offered Debt Securities of such series to recognize income, gain or loss for United States income tax purposes and (2) if the Offered Debt Securities of such series are then listed on any national securities exchange, such Offered Debt Securities would not be delisted from such exchange as a result of the exercise of such option. Notwithstanding the foregoing, no discharge or defeasance described above shall affect the obligations, if applicable, of the Corporation with respect to the conversion of Debt Securities of a given series into Common Stock.

NOTICES

     Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and, if Debt Securities of such series are then listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, in a daily newspaper in London or Luxembourg or any other required city located outside the United States, as the case may be, or, if not practicable, elsewhere in Europe. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register.

GOVERNING LAW

     The Indentures, the Offered Securities and the Coupons, if any, will be governed by, and construed in accordance with, the laws of the State of New York. A judgment for money damages awarded by courts in the United States, including a money judgment based on an obligation expressed in a Foreign Currency, ordinarily will be rendered only in U.S. Dollars.

REGARDING THE TRUSTEES

     The Corporation and certain subsidiaries from time to time may borrow from the Trustees, maintain deposit accounts and conduct other banking transactions with them in the ordinary course of their business.

U.S. FEDERAL TAXATION

     The Prospectus Supplement will contain a brief summary of the relevant United States federal income taxation laws applicable to the Offered Debt Securities.

                          DESCRIPTION OF CAPITAL STOCK

     The following summaries of the Preferred Stock and the Common Stock do not purport to be complete and are subject to and qualified in their entirety by reference to the applicable provisions of the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation, including the Certificate of Designations describing the Series A Junior Participating Preferred Stock, and the Corporation's Restated Bylaws.

     The authorized capital stock of the Corporation consists of 300,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. As of September 30, 1997, 99,793,613 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding. As of December 31, 1996, 6,514,374 shares of Common Stock were reserved for issuance pursuant to employee benefit plans of the Corporation. In addition, 500,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "-- Stockholders' Rights Plan."

     Since the Corporation is a holding company, the right of the Corporation, and hence the right of creditors and stockholders of the Corporation, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank) upon its liquidation or reorganization or otherwise necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Corporation itself as a creditor of the subsidiary may be recognized.

DESCRIPTION OF PREFERRED STOCK

     The following descriptions of the terms of the Preferred Stock sets forth certain general items and provisions of the Preferred Stock to which any applicable Prospectus Supplement may relate. The specific terms of any series of the Preferred Stock offered by any applicable Prospectus Supplement will be described in any applicable Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in any applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to each series of the Preferred Stock which will be filed with the Commission.

  General

     Under the Corporation's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, noncumulative or partially cumulative. The holders of the Preferred Stock would not have any preemptive right to subscribe for any shares issued by the Corporation. It is not possible to state the actual effect of the authorization and issuance of Preferred Stock upon the rights of holders of the Common Stock unless and until the Board of Directors determines the price and specific rights of the holders of a series of the Preferred Stock. Such effects might include, however, (i) restrictions on dividends on the Common Stock if dividends on Preferred Stock have not been paid; (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, or that any Preferred Stock series is convertible into Common Stock; (iii) dilution of the equity interest of the Common Stock unless the Preferred Stock is redeemed by the Corporation; and (iv) the Common Stock not being entitled to share in the Corporation's assets upon liquidation until satisfaction of any liquidation preference granted the Preferred Stock. While the ability of the Corporation to issue Preferred Stock is, in the judgment of the Corporation's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Corporation.

     In connection with the adoption of the Stockholder's Rights Plan described below, the Corporation's Board of Directors designated 500,000 shares of the Corporation's authorized but unissued Preferred Stock as Series A Junior Participating Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights to 100 shares of Common Stock. No shares of Series A Preferred Stock have been issued as of the date of the Prospectus.

DESCRIPTION OF COMMON STOCK

  Dividend Rights

     Subject to any prior rights of any Preferred Stock of the Corporation outstanding, holders of the Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Under Delaware law, the Corporation may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by the Corporation are its subsidiaries. The Corporation's primary subsidiary is a bank and therefore, payments made by such subsidiary to the Corporation are limited by law and regulations of the bank regulatory authorities. See "Regulatory Matters."

  Voting Rights and Other Matters

     The holders of the Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of the Common Stock do not have the right to cumulate their shares of Common Stock in the election of directors. The Restated Certificate of Incorporation of the Corporation provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of the Corporation or an affiliate of such a holder) pursuant to which the Corporation would be merged into or with another corporation or securities of the Corporation would be issued in a transaction which would permit control of the Corporation to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of the Corporation, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

     The Common Stock does not have any conversion rights, nor are there any redemption or sinking fund provisions applicable thereto. Holders of Common Stock are not entitled to any preemptive rights.

  Liquidation Rights

     In the event of liquidation, holders of the Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any Preferred Stock hereafter issued by the Corporation.

  Provisions with Respect to Board of Directors

     The Restated Certificate of Incorporation of the Corporation provides that the members of the Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each Annual Meeting of Stockholders, roughly one-third of the members of the Board of Directors will be elected for a three-year term. The other directors will remain in office until their three year terms expire. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

     The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of the Corporation provide that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of the Corporation also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of the Corporation described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of the Corporation.

  Possible Effect of Special Provisions

     Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of the Corporation described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire the Corporation, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of the Corporation, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of the Corporation.

  Stockholders' Rights Plan

     On February 22, 1989, the Board of Directors of the Company by resolution declared a dividend to holders of Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right" and collectively, the "Rights") for, and to be attached to, each share of Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from the Corporation one one-hundredth of a share of Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of Common Stock of the Corporation as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by the Corporation on January 24, 1992, and a three-for-two stock split effected by the Corporation on May 19, 1993. Accordingly, at the present time four-ninths of a Right is attached to each share of Common Stock of the Corporation.

     The Rights will expire on February 22, 1999, unless redeemed earlier, and will not be exercisable or transferable separately from the shares of Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock of the Corporation (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding Common Stock of the Corporation; or (iii) the tenth day after the Board of Directors declares, upon a determination by at least a majority of the Corporation's independent directors, that a person, alone or with affiliates and associates (an "Adverse

Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding Common Stock of the Corporation and that such person's ownership either is intended to cause the Corporation to take action adverse to its long-term interests or may cause a material adverse impact on the Corporation to the detriment of the Corporation's Stockholders.

     In the event that (i) the Board of Directors determines that a person is an Adverse Person; (ii) the Corporation is the surviving corporation in a merger with an Acquiring Person and the Corporation's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving the Corporation, greater than that received by other stockholders of the Corporation or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding Common Stock of the Corporation (except pursuant to a "Fair Offer" as determined by the independent directors); or (v) while there is an Acquiring Person, an event involving the Corporation or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by the Corporation as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

     Unless the Rights are redeemed earlier, if, after the Distribution Date, the Corporation is acquired in a merger or other business combination in which the Corporation is not the surviving corporation or in which the Common Stock of the Corporation is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of the Corporation and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after the time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

     At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), the Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Prior to the Distribution Date, the Corporation may, except with respect to the Purchase Price, the redemption price or the date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, the Corporation may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

     The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire the Corporation. The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Corporation since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at $.01 per Right.

     The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (the "Rights Agreement") between the Corporation and Mellon Bank, N.A. (now known as ChaseMellon Shareholder Services LLC), as Rights Agent, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Certificate of Designation for the Series A Preferred Stock.

  Transfer Agent

     The transfer agent for the Common Stock is ChaseMellon Shareholder Services LLC.

                 BOOK-ENTRY ONLY ISSUANCE OF OFFERED SECURITIES

     Unless otherwise specified in any applicable Prospectus Supplement, Offered Securities which are to be issued in book-entry only form will be represented by one or more global securities (each a "Global Security") held through The Depository Trust Company ("DTC") or its nominee (in the United States), or through Cedel Bank or Euroclear (abroad), Offered Securities held through DTC will be registered in the name of Cede & Co., as nominee of DTC. Cedel Bank and Euroclear will hold omnibus positions on behalf of Cedel Bank Participants (as defined below) and Euroclear Participants (as defined below), respectively, through customers' securities accounts in Cedel Bank's and Euroclear's names, respectively, on the books of their respective depositaries, which in turn, will hold such positions on the books of DTC.

     Under the book-entry system of DTC, purchases of Offered Securities must be made by or through institutions that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants ("Indirect Participants"). Upon the issuance and deposit of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Offered Securities represented by such Global Security to the accounts of Participants as designated by the underwriters or by the Corporation if such Offered Securities are offered by the Corporation. The ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of Indirect Participants) and Indirect Participants. So long as DTC, or its nominee, is the registered holder of a Global Security, DTC or its nominee will be considered the sole owner or holder of the Offered Securities represented by such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Offered Securities registered in their names, will not receive or be entitled to receive physical delivery of such Offered Securities in certificated form and will not be considered the owners or holders thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such transfer restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     DTC has advised the Corporation as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities deposited by its Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's direct Participants include securities brokers and dealers (including the underwriters), banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Indirect access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it such as the Offered Securities; DTC's records reflect only the identity of the Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Security that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Offered Securities.

     Transfers between Cedel Bank Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding securities directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedel Bank Participants or Euroclear Participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to the depositaries.

     Because of time-zone differences, credits for securities in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Cedel Bank Participant or Euroclear Participant on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of securities by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in DTC.

     Cedel Bank is incorporated under the laws of Luxembourg as a professional depository. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedel Bank in any of 28 currencies, including United States dollars. Cedel Bank provides to its Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depository, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include one or more of the underwriters of the Offered Securities. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

     The Euroclear System (the "Euroclear System") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include one or more of the underwriters of the Offered Securities. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Brussels branch of a New York banking corporation which is a member bank of the Federal Reserve system. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Offered Securities held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Bank Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. United States federal income tax consequences to foreign investors will be further discussed in an applicable Prospectus Supplement. Cedel Bank or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of the Offered Securities on behalf of a Cedel Bank Participant or a Euroclear Participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC.

     Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Offered Securities among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     Except as otherwise provided herein, the holder of a Global Security shall be the only person entitled to receive payments with respect to Offered Securities represented by such Global Security. Accordingly, payments of principal of, premium, if any, and any interest on Offered Securities represented by a Global Security will be made only to DTC or its nominee, as the case may be, as the registered holder of the Global Security representing such Offered Securities. The Corporation expects that, upon receipt of any payment of principal, premium or interest in respect of a Global Security, DTC will credit Participants' accounts in accordance with their respective holdings with respect to a Global Security as shown on DTC's records. The Corporation also expects that payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." Such instructions will be the responsibility of such Participant and not of DTC, the underwriters, the Corporation or the Trustees; subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee as the holder of such Global Security, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest therein must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. None of the Corporation, the Trustees, any Paying Agent, the Security Registrar or transfer agent for the Offered Securities will have any responsibility or liability for any aspect if the records relating to or payments made on account of owners of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Although DTC has agreed to the foregoing procedure in order to facilitate transfers of beneficial interests in Global Securities among its Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     A Global Security may not be transferred except as a whole by DTC for such Global Security to or among a nominee or successor. If DTC is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Corporation within 90 days, the Corporation will issue registered Offered Securities in certificated form in exchange for beneficial interest in each Global Security. In addition, the Corporation may at any time and in its sole discretion determine not to have Offered Securities represented by Global Securities and, in such event, will issue registered Offered Securities in certificated form in exchange for beneficial interests in Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of an Offered Security or Offered Securities equal in liquidation amount to such beneficial interest and to have such Offered Security or Offered Securities registered in its name.

     In the event that the Offered Securities are issued in certificated form, the Trustees, if applicable, will appoint a paying and transfer agent in Luxembourg at whose office such Offered Securities in certificated form may be presented for payment and/or transfer for so long as they are outstanding. The paying and transfer agent that is expected to be appointed in such circumstances is: Banque Generale du Luxembourg, 14 rue Aldringen, L2951 Luxembourg. In addition, upon redemption of the Offered Securities, such Offered Securities in certificated form may be presented for payment at the offices of such paying and transfer agent in Luxembourg up to two years after the date of redemption of the Offered Securities. If Offered Securities in certificated form are issued, notices to holders of the Offered Securities will also be given by mail to the addresses of such holders as they appear on the security register.

     Any notices required to be given to holders of the Offered Securities will be given to DTC or its nominee, as the registered holder of the Offered Securities, and by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort. Until such time as any Offered Securities are issued in certificated form, there may be substituted for publication in such newspaper the delivery of the relevant notice to Euroclear and Cedel Bank for communication to their Participants except that, so long as the Offered Securities are listed on the Luxembourg Stock exchange and the rules of the Luxembourg Stock Exchange so require, notices will also be published in the Luxemburger Wort. Any such notice to Euroclear and Cedel Bank shall be deemed to have been given to their Participants on the seventh day after the day on which the said notice was given to Euroclear and Cedel Bank.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations, which is generally the first 40 days after the closing date, and with respect to unsold allotments, until sold) or delivered in connection with a sale during the restricted period, directly or indirectly, in the United States or to U.S. Persons other than to foreign branches of United States financial institutions (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) purchasing for their own account or for resale during the restricted period, which institutions agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code, and the regulations thereunder. A sale of Bearer Securities may be made during the restricted period to a U.S. Person who acquired and holds the Bearer Security through a foreign branch of the United States financial institution that agrees to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) and the regulations thereunder. Any underwriters, agents and dealers participating in the offering of Debt Securities, directly or indirectly, must agree that they will not offer or sell, directly or indirectly, any Bearer Securities in the United States or to U.S. Persons (other than the financial institutions described above).

     Bearer Securities (other than temporary global securities) and any Coupons which may be detached therefrom will bear a legend substantially to the following effect: "Any U.S. Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a U.S. Person (other than a United States Financial Institution described above or a U.S. Person holding through such a financial institution) who holds Bearer Securities or Coupons appertaining thereto will not be allowed to deduct any loss realized on Bearer Securities and any gain (which might otherwise be characterized as capital gain) recognized on any sale or disposition (including the receipt of principal) of such Bearer Securities will be treated as ordinary income.

     Purchasers of Bearer Securities also may be affected by certain limitations under United States tax laws which will be described in an applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Offered Securities being offered hereby in one or more of the following ways: through underwriters or dealers, through agents or directly to one or more purchasers. The applicable Prospectus Supplement will set forth the terms of the offering of the Offered Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Corporation has entered into arrangements with respect to the sale of such Offered Securities, the public offering or purchase price of such Offered Securities and the net proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchanges, if any, on which the Offered Securities will be listed. Dealer trading may take place in the Offered Securities, including Offered Securities not listed on any securities exchange.

     The Offered Securities may be purchased to be re-offered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters. The underwriter or underwriters with respect to an underwritten offering of the Offered Securities will be named in any applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of any applicable Prospectus Supplement. Unless otherwise set forth in any applicable Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of the Offered Securities will be obligated to purchase all of its allocated Offered Securities if any are purchased. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Securities may be offered and sold by the Corporation, directly or through agents designated by the Corporation from time to time, which agents may be affiliates of the Corporation. Any agent involved in the offer and sale of the Offered Securities in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in any applicable Prospectus Supplement. If sold through agents, the Offered Securities may be sold from time to time by means of ordinary brokers' transactions, block transactions, "fixed price offerings" or any combination of such offerings at the prevailing market prices at the time of sale or in negotiated sales. Unless otherwise indicated in any applicable Prospectus Supplement, any such agent will be acting on a reasonable effort basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Corporation may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of Offered Securities not less than and, unless the Corporation otherwise agrees, the aggregate amount of Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of Offered Securities will not be subject to any conditions except that (i) the purchase of Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject; and (ii) any related sale of Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of Offered Securities pursuant to Delayed Delivery Contracts accepted by the Corporation. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     The Debt Securities and Preferred Stock will be new issues of securities with no established trading market. Any underwriters to whom such Debt Securities or Preferred Stock are sold by the Corporation for public offering and sale may make a market in such Debt Securities or Preferred Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold and any discounts or commissions received by them from the Corporation and any profit realized by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act or to be the contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     Underwriters, agents and their controlling persons may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

                                 LEGAL OPINIONS

     The legality of the Offered Securities being offered hereby will be passed upon for the Corporation by Bradley Arant Rose & White LLP, Birmingham, Alabama, and, for the underwriters by Stroock & Stroock & Lavan LLP, New York, New York. As of September 30, 1997, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 2,035,000 shares of Common Stock of the Corporation.

                                    EXPERTS

     The consolidated financial statements of the Corporation and its subsidiaries incorporated by reference in this Prospectus and elsewhere in this Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ON THE FRONT OF THE APPLICABLE DOCUMENT. OUR AFFILIATES, INCLUDING SOUTHTRUST SECURITIES INC., WILL DELIVER THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS FOR OFFERS AND SALES IN THE SECONDARY MARKET.

                                  $50,000,000

                            (SOUTHTRUST CORP.LOGO)

                         8% SUBORDINATED NOTES DUE 2014

                             ----------------------
                             PROSPECTUS SUPPLEMENT
                             ----------------------

                              MERRILL LYNCH & CO.
                           SOUTHTRUST SECURITIES INC.
                              J. C. BRADFORD & CO.
                         THE ROBINSON-HUMPHREY COMPANY
                              SALOMON SMITH BARNEY

                               SEPTEMBER 1, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      -------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                           -------------------------

                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                    UNDER THE TRUST INDENTURE ACT OF 1939 OF
                   A CORPORATION DESIGNATED TO ACT AS TRUSTEE

                  -------------------------------------------
              CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
                A TRUSTEE PURSUANT TO SECTION 305(b)(2) ________

                    ----------------------------------------

                            THE CHASE MANHATTAN BANK
              (Exact name of trustee as specified in its charter)

NEW YORK                                                           13-4994650
(State of incorporation                                      (I.R.S. employer
if not a national bank)                                   identification No.)

270 PARK AVENUE
NEW YORK, NEW YORK                                                      10017
(Address of principal executive offices)                           (Zip Code)

                               William H. McDavid
                                General Counsel
                                270 Park Avenue
                            New York, New York 10017
                              Tel: (212) 270-2611
           (Name, address and telephone number of agent for service)

                  --------------------------------------------
                             SOUTHTRUST CORPORATION
              (Exact name of obligor as specified in its charter)

DELAWARE                                                           63-0574085
(State or other jurisdiction of                              (I.R.S. employer
incorporation or organization)                            identification No.)

420 NORTH 20TH STREET
BIRMINGHAM, ALABAMA                                                     35203
(Address of principal executive offices)                           (Zip Code)

                   ------------------------------------------
                                DEBT SECURITIES
                      (Title of the indenture securities)

             -----------------------------------------------------

                                    GENERAL

Item 1.  General Information.

         Furnish the following information as to the trustee:

         (a) Name and address of each examining or supervising authority to which it is subject.

             New York State Banking Department, State House, Albany, New York 12110.

             Board of Governors of the Federal Reserve System, Washington, D.C., 20551

             Federal Reserve Bank of New York, District No. 2, 33 Liberty Street, New York, N.Y.

             Federal Deposit Insurance Corporation, Washington, D.C., 20429.


         (b) Whether it is authorized to exercise corporate trust powers.

             Yes.


Item 2.  Affiliations with the Obligor.

         If the obligor is an affiliate of the trustee, describe each such affiliation.

         None.

Item 16.   List of Exhibits

           List below all exhibits filed as a part of this Statement of Eligibility.

           1. A copy of the Articles of Association of the Trustee as now in effect, including the Organization Certificate and the Certificates of Amendment dated February 17, 1969, August 31, 1977, December 31, 1980, September 9, 1982, February 28, 1985, December 2, 1991 and July 10, 1996 (see
Exhibit 1 to Form T-1 filed in connection with Registration Statement No. 333-06249, which is incorporated by reference).

           2. A copy of the Certificate of Authority of the Trustee to Commence Business (see Exhibit 2 to Form T-1 filed in connection with Registration Statement No. 33-50010, which is incorporated by reference. On July 14, 1996, in connection with the merger of Chemical Bank and The Chase Manhattan Bank (National Association), Chemical Bank, the surviving corporation, was renamed The Chase Manhattan Bank).

           3. None, authorization to exercise corporate trust powers being contained in the documents identified above as Exhibits 1 and 2.

           4. A copy of the existing By-Laws of the Trustee (see Exhibit 4 to Form T-1 filed in connection with Registration Statement No. 333-76439, which is incorporated by reference).

           5. Not applicable.

           6. The consent of the Trustee required by Section 321(b) of the Act (see Exhibit 6 to Form T-1 filed in connection with Registration Statement No. 33-50010, which is incorporated by reference. On July 14, 1996, in connection with the merger of Chemical Bank and The Chase Manhattan Bank (National Association), Chemical Bank, the surviving corporation, was renamed The Chase Manhattan Bank).

           7. A copy of the latest report of condition of the Trustee, published pursuant to law or the requirements of its supervising or examining authority.

           8. Not applicable.

           9. Not applicable.

                                   SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, The Chase Manhattan Bank, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York, on the 2nd day of September, 1999.

                                                 THE CHASE MANHATTAN BANK

                                                 By  /s/ T.J. Foley
                                                    ----------------------------
                                                         T.J. Foley
                                                        Vice President

                             Exhibit 7 to Form T-1


                                Bank Call Notice

                             RESERVE DISTRICT NO. 2
                      CONSOLIDATED REPORT OF CONDITION OF

                            The Chase Manhattan Bank
                  of 270 Park Avenue, New York, New York 10017
                     and Foreign and Domestic Subsidiaries,
                    a member of the Federal Reserve System,

                    at the close of business March 31, 1999,
                 in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.


                                                                            DOLLAR AMOUNTS
                        ASSETS                                                IN MILLIONS

         Cash and balances due from depository institutions:
              Noninterest-bearing balances and
              currency and coin ....................................           $ 15,364
              Interest-bearing balances ............................              3,811
         Securities:
         Held to maturity securities ...............................              1,084
         Available for sale securities .............................             49,894
         Federal funds sold and securities purchased under
              agreements to resell .................................             27,638
         Loans and lease financing receivables:
              Loans and leases, net of unearned income .............           $131,839
              Less: Allowance for loan and lease losses ............              2,642
              Less: Allocated transfer risk reserve ................                  0
                                                                               --------
              Loans and leases, net of unearned income,
              allowance, and reserve ...............................            129,197
         Trading Assets ............................................             45,483
         Premises and fixed assets (including capitalized
              leases) ..............................................              3,124
         Other real estate owned ...................................                242
         Investments in unconsolidated subsidiaries and
              associated companies .................................                171
         Customers' liability to this bank on acceptances
              outstanding ..........................................                974
         Intangible assets .........................................              2,017
         Other assets ..............................................             12,477
                                                                               --------

         TOTAL ASSETS ..............................................           $291,476
                                                                               ========


                                  LIABILITIES
         Deposits
              In domestic offices .....................................           $102,273
              Noninterest-bearing .....................................           $ 39,135
              Interest-bearing ........................................             63,138
              In foreign offices, Edge and Agreement,
              subsidiaries and IBF's ..................................             74,586
              Noninterest-bearing .....................................           $  4,221
              Interest-bearing ........................................             70,365

         Federal funds purchased and securities sold under agree-
         ments to repurchase ..........................................             41,039
         Demand notes issued to the U.S. Treasury .....................              1,000
         Trading liabilities ..........................................             32,929

         Other borrowed money (includes mortgage indebtedness
              and obligations under capitalized leases):
              With a remaining maturity of one year or less ...........              4,353
              With a remaining maturity of more than one year
                     through three years ..............................                 14
              With a remaining maturity of more than three years ......                 92
         Bank's liability on acceptances executed and outstanding .....                974
         Subordinated notes and debentures ............................              5,427
         Other liabilities ............................................              9,684

         TOTAL LIABILITIES ............................................            272,371
                                                                                  --------

                                          EQUITY CAPITAL

         Perpetual preferred stock and related surplus ................                  0
         Common stock .................................................              1,211
         Surplus (exclude all surplus related to preferred stock) .....             11,016
         Undivided profits and capital reserves .......................              7,040
         Net unrealized holding gains (losses)
         on available-for-sale securities .............................               (179)
         Accumulated net gains (losses) on cash flow hedges ...........                  0
         Cumulative foreign currency translation adjustments ..........                 17
         TOTAL EQUITY CAPITAL .........................................             19,105
                                                                                  --------
         TOTAL LIABILITIES AND EQUITY CAPITAL .........................           $291,476
                                                                                  ========

         I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

                                    JOSEPH L. SCLAFANI

         We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

                                    WALTER V. SHIPLEY       )
                                    THOMAS G. LABRECQUE     )    DIRECTORS
                                    WILLIAM B. HARRISON, JR.)